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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Franklin Street Properties Corp for the registration of debt securities, common stock, preferred stock, and depository shares and to the incorporation by reference therein of our reports dated February 14, 2017, with respect to the consolidated financial statements and schedules of Franklin Street Properties Corp., and the effectiveness of internal control over financial reporting of Franklin Street Properties Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, MA
January 5, 2018

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm